EXHIBIT 99.1

CMS Bancorp, Inc. Announces Results for the Quarter Ended June 30, 2007

WHITE PLAINS, N.Y., Aug. 6, 2007 (PRIME NEWSWIRE) -- CMS Bancorp, Inc. (Nasdaq:CMSB), parent of Community Mutual Savings Bank, reported a net loss of $733,000 ($.39 per share) for the three months ended June 30, 2007 compared to net income of $17,000 for the three months ended June 30, 2006. The net loss was primarily the result of a $774,000 contribution to The Community Mutual Charitable Foundation (the "Foundation"), which is not currently deductible for tax purposes, made in conjunction with the initial public offering of CMS Bancorp common stock completed on April 4, 2007.

Results for the quarter ended June 30, 2007 reflect higher interest income of $514,000 net of higher interest expense of $256,000 and a provision for loan losses of $30,000 as compared to the same period in 2006. Net interest income after the provision for loan losses increased by $228,000 compared to the three month period ended June 30, 2006. Non-interest expenses increased by $955,000, primarily due to the $774,000 contribution to the Foundation. The balance of the increase in non-interest expenses of $181,000, includes higher salaries and occupancy costs, reflecting investments in personnel, infrastructure, processes and services for customers. The increase in net interest income after provision for loan losses reflects the investment of the proceeds of the initial public offering and the growth and diversification of the loan portfolio which grew from $103.1 million as of March 31, 2007 to $120.2 million as of June 30, 2007, an increase of $17.1 million in the three month quarter ended June 30, 2007.

For the nine months ended June 30, 2007, CMS Bancorp recorded a net loss of $813,000 compared to net income of $19,000 in the nine months ended June 30, 2006. The net loss includes a $774,000 contribution to the Foundation which is not currently deductible for tax purposes. The nine month period ended June 30, 2007 includes higher interest income of $1,036,000, net of an increase in interest expense of $838,000 and a provision for loan losses of $30,000, resulting in an increase in net interest income after the provision of $168,000. For the nine months ended June 30, 2007 as compared to the same period in 2006, non-interest expense increased by $1,006,000 primarily due to the $774,000 contribution to the Foundation. The balance of the increase in non-interest expenses of $232,000, includes higher salaries and occupancy costs, reflecting investments in personnel, infrastructure, processes and services for customers. The increase in net interest income after provision for loan losses reflects the investment of the proceeds of the initial public offering and the growth and diversification of the loan portfolio which grew from $96.7 million as of September 30, 2006 to $120.2 million as of June 30, 2007. Deposit balances grew by $6.8 million during the same period.

Total assets increased by $19,080,000, or 15.6%, to $141,608,000 at June 30, 2007 from $122,528,000 at September 30, 2006 principally as a result of funds received from the sale of CMS Bancorp common stock. During the nine month period ended June 30, 2007, loans grew by $23,422,000, or 24.2%, as the Bank continued to expand and diversify its loan portfolio in order to enhance net interest income. The growth in the loan portfolio has been funded from the proceeds of the initial public offering, higher deposit balances and maturities of securities. During the nine month period ended June 30, 2007, $662,000 was invested in premises and equipment, principally for the renovation and modernization of the Mount Vernon branch and upgrades to the technology platform.

On April 4, 2007, Community Mutual Savings Bank completed its conversion from a New York State-chartered mutual savings bank to a federally-chartered stock savings bank. In the conversion and offering, CMS Bancorp sold 1,983,750 shares of its common stock, raised $19,837,500 in gross proceeds and contributed $9 million of equity to the Bank. After the conversion and offering, all of the Community Mutual Savings Bank's stock is owned by CMS Bancorp, and all of CMS Bancorp's stock is, in turn, owned by the public, including the Foundation.

Commenting on the conversion and stock offering, President and CEO John Ritacco said, "The successful completion of the stock offering was a critical factor in positioning Community Mutual Savings Bank for growth and future profitability. We continue to focus on our three year growth plan for the Bank. Over the past two years, we have invested in new management and staff, implemented new products and services for our customers, and incorporated a new technology platform to help deliver higher quality customer service. Going forward, we believe that our investment in technology and people will help our institution to maintain its community banking focus and meet its strategic growth objectives.

The improvement in net interest income in the quarter ended June 30, 2007 reflects not only the impact of the proceeds from the sale of stock, but our continuing efforts to improve profitability by expanding and diversifying our loan portfolio while maintaining our conservative underwriting standards, and to prudently add to our deposit balances at appropriate market interest rates.

All financial institutions are facing a challenging interest rate market. Over the past two years, short term deposit rates have risen significantly, while longer term interest rates on loans have remained within a very narrow range, thereby mitigating increases in our interest income from loan growth. While the yield curve has recently returned to a positive slope, the recent flat and at times inverted curve has negatively impacted our earnings. We remain focused on loan growth and the diversification of the loan portfolio, along with carefully monitoring our deposit interest and other non-interest costs."

Forward-Looking Statement

This press release may include certain forward-looking statements based on current management expectations. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Factors of particular importance to the Company include, but are not limited to: (i) changes in general economic conditions, including interest rates; (ii) competition among providers of financial services; (iii) changes in the quality or composition of loan and investment portfolios of the Bank; (iv) changes in accounting and regulatory guidance applicable to banks; and (v) price levels and conditions in the public securities markets generally. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company and the Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                   STATEMENTS OF FINANCIAL CONDITION
                             (Unaudited)

                                           June 30,     Sept 30,
                                            2007          2006
                                          ---------    ---------
 ASSETS                                       (In thousands)
 Cash and amounts due from depository
 institutions                             $   1,485    $   2,709
 Interest-bearing deposits                      329          352
 Federal funds sold                           9,160           --
                                          ---------    ---------
     Total cash and cash equivalents         10,974        3,061
 Securities available for sale                4,109        4,087
 Securities held to maturity, estimated
 fair value of $3,679 and $15,073,
 respectively                                 3,686       15,211
                                          ---------    ---------
 Loans receivable, net of allowance for
  loan losses of $245 and $215,
  respectively                              120,154       96,732
 Premises and equipment                       1,252          686
 Federal Home Loan Bank of New York
  stock                                         200          351
 Interest receivable                            665          638
 Other assets                                   568        1,762
                                          ---------    ---------
     Total assets                         $ 141,608    $ 122,528
                                          =========    =========

 LIABILITIES AND STOCKHOLDERS' EQUITY

 Liabilities
   Deposits                               $ 115,546    $ 108,784
   Advances from Federal Home Loan Bank
    of New York                                  --        4,204
   Advance payments by borrowers for
    taxes and insurance                         585          245
   Other liabilities                          1,047          988
                                          ---------    ---------
     Total liabilities                      117,178      114,221
                                          ---------    ---------
 Stockholders' equity
   Preferred stock, $.01 par value,
    1,000,000 shares authorized, none
    outstanding
   Common stock, $.01 par value,
    14,000,000 shares authorized
    2,055,165 issued and outstanding at
    June 30, 2007                                21           --
   Additional paid in capital                18,535           --
   Retained earnings                          7,631        8,444
   Unearned Employee Stock Ownership
    (ESOP)Shares                             (1,630)          --
   Accumulated other comprehensive
    income (loss)                              (127)        (137)
                                          ---------    ---------
     Total stockholders' equity              24,430        8,307
                                          ---------    ---------

     Total liabilities and
      stockholders' equity                $ 141,608    $ 122,528
                                          =========    =========

                       STATEMENTS OF OPERATIONS
                       ------------------------
                              (Unaudited)

                     Three Months Ended           Nine Months Ended
                          June 30,                     June 30,
                   -------        -------       -------        ------
                    2007            2006          2007          2006
                   -------        -------       -------        ------
                                      (In thousands)

 Interest income
  Loans            $ 1,603        $ 1,219       $ 4,491        $3,456
  Securities            96            189           394           567
  Federal
   funds sold          220             23           265            63
  Other
   interest-
   earning
   assets               41             15            92           120
                   -------        -------       -------        ------
     Total
      interest
      income         1,960          1,446         5,242         4,206
                   -------        -------       -------        ------
 Interest
  expense
   Deposits            712            456         1,930         1,192
   Mortgage
    escrow
    funds                3              3             8             8
  Borrowings            --             --           100            --
                   -------        -------       -------        ------
     Total
      interest
      expense          715            459         2,038         1,200
                   -------        -------       -------        ------
 Net interest
  income             1,245            987         3,204         3,006
 Provision
  for loan
  losses                30             --            30            --
                   -------        -------       -------        ------
 Net interest
  income
  after
  provision
  for loan
  losses             1,215            987         3,174         3,006
                   -------        -------       -------        ------
 Non-interest
  income
  Fees and
   service
   charges              63             72           204           221
  Other                  1              1             8             7
                   -------        -------       -------        ------
     Total
      non-
      interest
      income            64             73           212           228
                   -------        -------       -------        ------
 Non-interest
  expense
   Salaries
    and
    employee
    benefits           696            538         1,969         1,734
  Net
   occupancy           156            103           457           391
  Equipment            109            110           332           277
  Professional
   fees                 75             76           201           233
  Advertising           27             54            58            76
  Federal
   insurance
   premium               3             11            10            33
  Directors'
   fees                 30             47            91           140
  Other
   insurance            16             21            60            52
  Bank
   charges              16             12            48            74
  Contributions        777              6           794            10
  Other                 80             52           187           181
                   -------        -------       -------        ------
     Total
      non-
      interest
      expense        1,985          1,030         4,207         3,201
 Income
  (loss)
  before
  income
  taxes               (706)            30         (821)            33
 Income tax
  expense
  (benefit)             27             13           (8)            14
                   -------        -------       -------        ------
 Net income
  (loss)           $  (733)       $    17       $ (813)        $   19
                   =======        =======       =======        ======

 Net (loss)
  per common
  share
     Basic
      and
      diluted      $ (0.39)          N/A(a)    $ (0.43)          N/A(a)
 Weighted
  average
  number of
  common
  shares
  outstanding
     Basic
      and
      diluted    1,891,437           N/A(a)  1,891,026           N/A(a)

 (a)  Converted to stock form on April 4, 2007

CONTACT:  Community Mutual Savings Bank
          Stephen E. Dowd, SVP & CFO
          914-422-2700